Exhibit 10.45
EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of December 7, 2022 by and between Ferguson Enterprises, LLC (“FELLC”), a Virginia limited liability company, on behalf of itself and its ultimate parent company, Ferguson plc (“Ferguson”; collectively, with their subsidiaries, the “Company”) and Andy Paisley, an individual currently residing at [ ] (“Executive”).

WHEREAS, on behalf of the Company, FELLC desires to employ the services of Executive, and Executive desires to be employed by FELLC, all on the terms and conditions set forth herein; and

WHEREAS, Executive desires to enter into this Agreement in consideration of Executive’s employment by FELLC and the benefits that Executive will receive under the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.Term of Employment: Executive’s employment with FELLC on the terms of this Agreement shall commence on to be agreed (the “Commencement Date”) and shall continue subject to the terms of this Agreement until terminated in accordance with Section 12.

2.Position: Executive’s position within the Company shall be Chief Information Officer (“CIO”) and Executive agrees to serve in such position, on the terms and subject to the conditions set forth in this Agreement. Executive shall report to Ferguson’s Chief Executive Officer (“CEO”) and shall serve as a member of Ferguson’s Executive Committee (“ExCom”).

3.Location & Travel: Executive’s job will be based in Newport News, Virginia. FELLC reserves the right to change this location to any place within the United States as may be reasonably required from time to time for the proper performance of Executive’s duties. Executive agrees to travel on the business of the Company (both within the United States and abroad) as may be required for the proper performance of Executive’s duties.

4.Duties and Responsibilities:

4.1.Executive shall work the hours necessary to carry out Executive’s duties properly and effectively.

4.2.As part of Executive’s duties, Executive shall:

a)Act as a director or officer of any appropriate Company subsidiary, as may be reasonably required;

b)Carry out duties on behalf of any Company subsidiary as may be reasonably required; provided that such duties are consistent with Executive’s position;

c)Comply with the articles of association, bylaws, operating agreement, or similar governing documents (as amended from time to time) of any Company subsidiary of which Executive is a director and/or officer, which shall be made available to Executive as and when appropriate;

d)Abide by any statutory, fiduciary or common-law duties to FELLC, Ferguson, or any other Company subsidiary of which Executive is a director and/or officer;

e)Not do anything that would cause Executive to be disqualified from acting as a director and/or officer of any Company entity;

f)Personally comply with all applicable requirements, recommendations or regulations (as amended from time to time) of the UK Financial Conduct Authority, the Market Abuse Regulations, U.S. securities laws and regulations, NYSE Listing Standards, and all other regulatory authorities relevant to the Company and/or any Company subsidiary, as well as any policy issued by Ferguson (as amended from time to time) relating to dealing in the securities of Ferguson or any Company subsidiary;

g)Comply with all legal requirements as to the handling, protection and disclosure of “Inside Information” and/or “Material Non-Public Information” (each as defined under applicable UK and US laws);

h)Comply with the Company’s anti-corruption and bribery policy and related procedures;

i)Unless prevented by incapacity and subject always to Section 5 of this Agreement, devote substantially all of Executive’s working time, attention and abilities to the business of the Company;

j)Report Executive’s own wrongdoing and/or any wrongdoing or proposed wrongdoing of any other employee or any director of the Company, FELLC or any other Company subsidiary to the Ferguson Board and the Chief Legal Officer immediately on becoming aware of it;

k)Use all reasonable endeavors to promote, protect, develop and extend the business of the Company;

l)Consent to the monitoring and recording of Executive’s use of any of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes, to the extent such monitoring is permitted by applicable law; and

m)Comply with any electronic communication systems policy or policies that the Company may issue from time to time.

5.Outside Interests

5.1.Subject to Sections 5.2 through 5.3, Executive shall not (except as a representative of the Company or with the prior written approval of the CEO) be directly or indirectly engaged in any other business, trade, profession or occupation, whether paid or unpaid.

5.2.Notwithstanding Section 5.1, Executive may hold (as a passive investment by way of shares or other securities) up to 3% of the voteable shares in another publicly traded company that is listed on any recognized stock exchange.

5.3.Subject to the prior written approval by the CEO, Executive will be able to undertake one external non-executive director role.

6.Compensation

6.1.Base Salary: Executive’s annual base salary will be $575,000 per annum by twelve equal installments on a pre-determined date in each calendar month (“Base Salary”). Beginning with the October 2023 compensation cycle, Executive’s Base Salary will be reviewed annually by the Ferguson Board’s Compensation Committee (“CompCo”), which is under no obligation to award an increase following a salary review.

6.2.Bonuses: Executive shall be eligible to be considered for a bonus, subject always to the rules of the applicable discretionary bonus plan as may be implemented by the CompCo from time to time. Any bonus payment shall be entirely discretionary and subject to Executive’s continued employment at the time of any such payment, and the CompCo has the right to amend, vary, suspend or withdraw any such bonus plan at any time and without prior notice. If Executive receives a bonus or incentive payment in any one year, this shall not give rise to a contractual entitlement to a bonus or incentive payment in future years. Any bonus payments are subject to applicable deductions as required by law or authorized by Executive.

6.3.Inclusive of Director or Office Holder Sums or Fees: The compensation payable under this Agreement shall be inclusive of any sums or fees to which Executive may otherwise be entitled as a director and/or officer of any Company subsidiary.

6.4.Accrual of Compensation: All compensation payable to Executive under this Agreement shall be deemed to accrue from day to day.

6.5.Compensation Reimbursable to the Company: To the extent permitted by applicable
U.S. federal and state law, in the event of termination of Executive’s employment for any reason whatsoever, FELLC shall be entitled to deduct from any compensation payable to Executive upon such termination (whether in respect of any period before such termination or otherwise) any monies that may be owed by Executive to any Company entity.1

1 To the extent such deduction is not permissible under applicable law, Executive shall repay such Company entity immediately upon such termination any monies that may at that time be owed by Executive.

7.Long Term Incentive Plans; Fringe Benefits; Expense Reimbursement

7.1.Long Term Incentive Plans: Executive will be eligible to participate in the Company’s long-term incentive plans (“LTIP”) in accordance with the terms and conditions set forth in the respective plan documents. Participation in such plans will be at the discretion of the CompCo. Executive shall be subject to a shareholding requirement equal to 200% of Executive’s Base Salary, to be satisfied within 5 years of Executive’s appointment to the Company’s Executive Committee.2

7.2.Company Car: During the term of this Agreement, the FELLC shall provide a gross cash allowance (the amount of which in accordance with the then-current Company policy) or shall provide free of charge (including insurance) a company car for Executive’s use, of such type appropriate (in the Company’s opinion) for Executive’s status.3 Executive will receive a fuel card and shall be liable for any income tax on the fuel used for non-business purposes.

7.3.Employee Benefits: Executive shall be eligible to participate in the current benefit programs offered to FELLC’s senior executives. These benefits currently include, without limitation, short term disability benefit, long term disability benefit, healthcare coverage, and paid holidays. These benefits are subject to change from time to time at FELLC’s sole discretion.

7.4.Retirement Benefits and Life Insurance: Executive shall be entitled to participate in the Ferguson Enterprises Retirement Plan ("FERP"), the Supplemental Executive Retirement Plan (“SERP”), 401(k) retirement savings plan, and any life insurance program offered to FELLC’s senior executives.

7.5.Executive Physical Plan: Executive shall be entitled to participate in the Executive Physical Plan.4

7.6.Vacation:

a)In addition to paid Public Holidays, Executive is entitled to 4 weeks’ vacation under the Ferguson Vacation Plan, which shall accrue at 13.34 hours per month and have an accrual cap of 200 hours.

b)In the event of termination of employment, Executive shall be entitled to receive payment for any accrued vacation hours outstanding and untaken at the effective date of termination.5

2 Additionally, if Executive becomes a Named Executive Officer as noted in the Company’s Proxy filed with the SEC, this minimum shareholding requirement shall increase to 300% of Base Salary.
3 Executive shall not use such car in breach of any legal, contractual or Company policy requirements.
4 The frequency of such physicals is age dependent. Please see the Executive Benefits brochure for details.
5 To the extent permitted by applicable law, FELLC shall be entitled to recover from Executive the value of any vacation taken in excess of accrued vacation entitlement.

c)For every 30 days of overnight travel, Executive shall earn one additional personal day, up to a maximum of five days.

7.7.Expense Reimbursement: Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by Executive in connection with Executive’s duties under this Agreement and in accordance with Company policies (as in effect from time to time).

8.Additional Conditions on Remuneration

8.1.Clawback. In addition to any malus/clawback provisions set forth in any applicable Company performance-based pay arrangements, Executive shall be subject to the requirements of the Company's Executive Compensation Clawback Policy.

8.2.The CompCo may require Executive to sign and return by a specified time a copy of any award certificate or other document acknowledging Executive’s agreement to be bound by the terms of such performance-related pay arrangements. Failure to do so within the specified period shall cause the award to lapse and shall be treated as if it had never been granted.

8.3.If, upon termination of this Agreement, whether lawfully or in breach of contract, Executive loses any of the rights or benefits under any share plan operated by the Company from time to time (including rights or benefits which Executive would not have lost had the Agreement not been terminated), Executive shall not be entitled, by way of compensation for loss of office or otherwise, to any compensation for the loss of any rights under any such plan.

9.Duty of Loyalty: In consideration of this Agreement and the severance pay and other benefits that may be available herein, Executive agrees to the following:

9.1.Confidentiality: Executive agrees to maintain in strictest confidence all proprietary data and other confidential or non-public information (whether concerning the Company, its suppliers, or any of its customers or proposed customers) obtained or developed by Executive during Executive’s employment with FELLC. Such information and data shall include but not be limited to the Company’s trade secrets, patents, inventions, systems, computer programs and software, technical data and know-how, procedures, manuals, confidential reports and communications, lists of customers and clients, terms of business with suppliers and prices charged, specific contract details and terms of business with customers, customer requirements and prices charged, business plans, strategies, marking plans and sales forecasts, management and financial information (including but not limited to results and forecasts, dividend information, turnover and stock levels, profits and profit margins), confidential employee information, as well as information that the Company may obtain from third parties in confidence or subject to non-disclosure or similar agreements (“Confidential Information”). All such Confidential Information is and shall
6 Executive acknowledges having access to all applicable terms of such performance-based pay arrangements in advance of the signing of this Agreement. The Company shall make available to Executive a copy of the terms of any future performance-related pay arrangements prior to the grant of any awards under it.

remain the exclusive property of the Company (or, in certain circumstances, its customer or vendor) and shall be used solely for the benefit of the Company. Any such information and data in Executive’s possession after termination of Executive’s employment shall be promptly returned to the Company. Executive’s obligations under this Section shall survive any termination of Executive’s employment.

9.2.Non-Competition: Executive acknowledges that Executive is a key employee of FELLC and that Executive’s talents and services are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company. By virtue of Executive’s involvement in the Company’s daily operations and long-term strategic initiatives, holding the same or similar position at a competitor will inevitably require disclosure of the Company’s trade secrets and proprietary or confidential information. In order to protect the interests of the Company against the competitive use of any confidential information, knowledge or relationships concerning the Company to which Executive will have access by virtue of the special nature of Executive’s relationship with the Company, and Executive’s involvement in their collective affairs, and in consideration of the payments made to Executive hereunder and the agreements of the parties herein, Executive agrees that, for so long as this Agreement is in effect and for a period of 12 months following the termination of Executive’s employment hereunder for any reason whatsoever, Executive will not own (by ownership of securities or otherwise), control, engage in as an equity participant, or be employed in a managerial, leadership or strategic capacity by or act as a consultant to, or be connected with, the ownership, management, operation or control of any business (i) a substantial portion of whose business directly or indirectly competes with that of the Company, or (ii) that owns more than 1% of the shares of Ferguson. In recognition of the geographic extent of the Company’s existing and anticipated operations and the nature of the Company and competitive circumstances, the restrictive covenant contained in this Section shall apply throughout the United States and Canada. For the avoidance of doubt, the restrictions contained in subpart (i) of this Section shall not prohibit any activities that are not in direct or indirect competition with any business being carried on by the Company as of the date of Executive’s termination.

9.3.Non-Solicitation: Executive agrees that, for a period of 12 months following the termination of Executive’s employment (for any reason), Executive shall not (directly or indirectly) solicit or induce any Company employee to leave the Company’s employ, or to (directly or indirectly) hire or attempt to hire any person who was a Company employee within the twelve (12) month period preceding.

9.4.Non-Interference with Business Contracts. Executive agrees that, for a period of 12 months following the termination of Executive’s employment (for any reason), Executive shall not interfere with, disrupt or attempt to disrupt any past, present or prospective contractual or other relationship between the Company and any of its customers, suppliers or employees.

9.5.Non-Disparagement: Executive agrees not to make any statement that would disparage the Company, any members of the Ferguson Board, and/or any officers or employees or any product line of the Company.

9.6.Remedy for Breach: The parties recognize that the services to be rendered under this Agreement by Executive are special, unique, and of an extraordinary character, and that in the event of a breach of this Section 9 by Executive, then FELLC shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction in equity, to enforce or have specifically performed any terms, conditions, obligations and requirements of this Section 9, and/or to enjoin Executive from continuing those actions which are in breach of this Agreement, or to take any or all of the foregoing actions. Without limitation of the foregoing, in the event of a breach by Executive of this Section 9, Executive shall forfeit any and all rights to receive severance payments under this Agreement and, if such severance payments have already been paid, Executive shall repay them to FELLC. Nothing herein contained shall be construed to prevent the pursuit of any other remedy, judicial or otherwise, in case of any breach of this Section 9.

Executive acknowledges and agrees that the restrictions contained in this Section 9 are reasonable and necessary for the protection of the Company and that they do not bear harshly upon Executive and agrees that: each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable for any reason the remaining restrictions shall not be affected; and if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or modified, that restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10.Intellectual Property: The parties expect that Executive will in the performance of Executive’s duties develop intellectual property related to the business of the Company. Executive hereby assigns to FELLC any and all right, title and interest in and to such intellectual property, including any and all ideas, inventions, discoveries, trademarks, trade names, copyrights, patents and all other confidential, proprietary, or valuable information and data of any kind, developed by Executive in the course of performing Executive’s duties, or developed using Company property or resources (“Intellectual Property”). To the maximum extent permitted by law, all Intellectual Property shall be deemed “works made for hire” under the United States Copyright Act and FELLC is deemed to sole author of any Intellectual Property. To the extent any Intellectual Property is determined not to constitute “works made for hire,” Executive hereby assigns and transfers to FELLC all right, title, and interest in the Intellectual Property. Executive shall cooperate with the Company in taking any steps deemed necessary by the Company to protect, preserve, defend or enforce the Intellectual Property, such as filing patent applications. Executive will execute on request of the Company or its attorneys any and all documents necessary to record the assignment of Intellectual Property to FELLC, or to protect, preserve, defend or enforce it. Executive will disclose any Intellectual Property to the Company promptly upon its development. Executive agrees not to improperly use the intellectual property of any third party knowingly in the performance of Executive’s duties.

11.Company Rules, Policies and Procedures

11.1.Executive shall at all times observe the Ferguson Code of Conduct and all policies and procedures, codes and guidelines as may be issued by the Company, including any codes and guidelines relating to share dealings as may be issued from time to time, a copy of which is available on the Company’s Intranet. The Company may amend such policies and procedures at any time.

11.2.Consistent with the Ferguson Code of Conduct, Executive shall not at any time make any false, misleading or fraudulent statements in relation to the Company. This requirement shall survive the termination of Executive’s employment (for any reason).

12.Termination

12.1.Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. FELLC may terminate Executive’s employment after having established Executive’s Disability7 and while Executive remains Disabled by giving Executive written notice of its intention to terminate Executive’s employment. In such a case, Executive’s employment shall terminate effective on the 30th day after receipt of such notice; provided that, within 30 days after such receipt, Executive shall have failed to return to continuous full-time performance of Executive’s duties.

12.2.Cause. FELLC may terminate Executive’s employment for Cause effective immediately and Executive will automatically forfeit all entitlement to any and all bonuses (as described in Section 6.2), any and all entitlement to awards under the LTIP (as described in Section 7.1), and any and all other benefits described in this Agreement.
“Cause” shall exist in the event that Executive:

a)commits or is guilty of any gross misconduct, gross incompetence, or any wilful neglect in the discharge of Executive’s duties;

b)commits or continues (after warning) any material breach of this Agreement that amounts to gross misconduct, gross incompetence or wilful neglect in the discharge of Executive’s duties;

c)fails to perform adequately the duties assigned to Executive in the good faith opinion of the CEO; provided that the CEO has provided notice to Executive of such failure and an opportunity to cure such failure within thirty (30) days of such notice if such failure is realistically capable of being cured within thirty (30) days;

7 As used in this Agreement, “Disability” means an accidental injury, sickness, or mental illness of Executive that has prevented Executive from performing their essential duties for the Company, with or without a reasonable accommodation, for any consecutive period of 180 days; provided that any return to employment of less than 10 consecutive days shall be ignored and counted as an absence period. Such disability shall be deemed to have occurred on the 180th day of a given period (“Disability Effective Date”).

d)willfully fails to comply with any valid and legal directive of the CEO;

e)material violation(s) of the Company’s written policies and/or Code of Conduct, including but not limited to, those related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

f)engages in any material act or acts of fraud, dishonesty, illegal behavior, or other conduct tending to bring Executive or the Company into disrepute;

g)commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors; or

h)is indicted for, convicted of, or pleads guilty or nolo contendre to any felony offence or any other crime involving dishonesty, fraud or moral turpitude.

The CEO shall, in good faith, determine whether the definition of Cause has been met.8
There is no requirement that this determination be reduced to writing.

12.3.Good Reason. Executive’s employment may be terminated by Executive at any time for
Good Reason or upon 6 months’ written notice to FELLC without Good Reason.

For purposes of this Agreement, “Good Reason” means the occurrence of one or more of the following, which is not cured within thirty (30) days of written notice thereof and which is asserted within 90 days of the occurrence thereof:

a)the assignment to Executive of any duties inconsistent in any material adverse respect with Executive’s duties or responsibilities as contemplated by Sections 2 and 4 of this Agreement;

b)any reduction in Executive’s Base Salary;

c)any other action by FELLC or Ferguson that results in material diminishment in Executive’s duties or responsibilities; provided that FELLC shall not be deemed to have breached this Section due to any change in the number of positions reporting to Executive as a result of a reduction in force;

d)FELLC’s failure to comply with any material provisions of this Agreement;

e)any purported termination of Executive’s employment by FELLC other than as permitted by this Agreement; or

f)a change in Executive’s reporting relationship (as set forth in Section 2 above) that is not mutually-agreed upon by the parties.

12.4.Notice of Termination. Any termination by FELLC or by Executive shall be communicated by a Notice of Termination to the other party in writing, which shall indicate the specific
8 In the event of any conflict between this Agreement and any other agreement with respect to the definition of “cause”, the definition of Cause set forth in this Agreement shall prevail.

termination provision(s) of this Agreement relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and specifies the effective date of Executive’s termination (“Termination Date”).

13.Obligations of the Company Upon Termination.

13.1.Death. If Executive’s employment is terminated by reason of Executive’s death, FELLC’s compensation obligations to Executive’s legal representatives under this Agreement shall be only those obligations accrued but unpaid hereunder at the date of Executive’s death, including, but not limited to, Base Salary, unused vacation, unreimbursed expenses, and any bonus for any completed fiscal year (collectively, “Accrued Amounts”), plus a pro rata bonus for the year of termination based on target results and the number of days that Executive was employed during the fiscal year (“Pro Rata Bonus”). Executive’s family also shall be entitled to receive benefits at least equal to those provided by FELLC to surviving families of similarly situated executives of the Company under such plans, programs, and policies relating to family death benefits, if any, as in effect at such time.

13.2.Disability. If Executive’s employment is terminated by reason of Executive’s disability, Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to those provided by FELLC to similarly situated executives of the Company and/or their families in accordance with such plans, programs, and policies relating to disability, if any, as in effect at such time.

13.3.Good Reason; Other Than For Cause. If FELLC terminates Executive’s employment for any reason other than for Cause, but not due to Disability, or if Executive’s employment shall be terminated by Executive for Good Reason, then, subject to Section 13.4 below, FELLC shall pay to Executive an amount equal to:
a)any Accrued Amounts (as defined in Section 13.1 above); plus

b)Executive’s annual Base Salary (i.e., 12 months) in effect at the time the Notice of Termination was given; plus

c)Executive’s Pro Rata Bonus (as defined in Section 13.1 above) for the fiscal year in which such termination occurs.

In respect of any then-outstanding compensation, options, and rights of Executive under the Company’s applicable Long Term Incentive Plans, such compensation, options, and rights shall be paid or exercisable according to the terms of the relevant plan (including any discretions) then in effect and the terms of the applicable grant.

Executive and their dependents may be eligible for COBRA continuation coverage under the Company’s medical benefit plan following termination. FELLC shall provide a lump sum payment to Executive in an amount that would equal the cost that Executive would have to incur to purchase 12 months of such benefits with equivalent terms and conditions, less any employee contribution.

In the event of a Change in Control (as defined in the Company’s Change in Control Policy),
Executive also may be eligible for the benefits and protections set forth in such policy.

13.4.Separation Agreement and Release. Executive’s eligibility for the severance payments described in Section 13.3 above is conditioned upon Executive, after Executive’s employment ends, signing and delivering and not revoking a release of claims in favor of the Company in a form consistent with FELLC’s then-current practice and reasonable satisfactory to FELLC. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

The amounts specified in Section 13.3 above shall be paid in lieu of any separation payments that Executive would otherwise be entitled to under any severance plan or program covering employees of the Company. Subject to any applicable Internal Revenue Code Section 409A restrictions, as described more fully in Section 18 below, such amounts shall be paid in a lump sum in cash within thirty (30) days after the expiration of any applicable revocation period following Executive’s execution and delivery of such release to FELLC.

13.5.Cause or Voluntary Resignation. In the event of Executive’s voluntary resignation without Good Reason or termination for Cause, Executive shall only be entitled to their Accrued Amounts (as defined in Section 13.1 above) and such other amounts as may be provided for under the Company’s plans. Executive shall provide FELLC with 6 months’ written notice of any voluntary termination without Good Reason, but FELLC may waive any portion of such notice period.

14.Notice Leave

14.1.If Executive resigns voluntarily without Good Reason, FELLC shall be under no obligation to provide work for or assign any duties to Executive for the whole or any part of the 6 months’ notice period, and may place Executive on leave by requiring Executive:

a)not to attend any Company premises; and/or
b)to resign with immediate effect from any offices that Executive holds with any Company entity (or any related trusteeships); and/or
c)to refrain from business contact with any customers, clients or employees of the Company; and/or
d)to take any holiday that has accrued in accordance with Section 7.5 during any period of suspension under this Section 14; and/or
e)not to compete with the Company; and/or
f)not to do any act or thing or make or cause to be made any statement reasonably likely to damage the business or reputation of the Company.
14.2.The provisions of Section 15 (Post-Termination Obligations) shall remain in full force and effect during any period of such notice leave. Executive also shall continue to be bound by Executive’s duties of good faith and fidelity to the Company and remain available to perform such duties and/or exercise such powers, authorities and discretions (if any) when called upon by FELLC to do so during such leave.

15.Post-Termination Obligations: On termination of Executive’s employment (however arising),
Executive shall:

15.1.If required by FELLC, resign immediately and without compensation from any office or trusteeship that Executive holds in or on behalf of any Company entity;

15.2.Immediately deliver to FELLC all tangible Confidential Information, as well as any keys, credit cards and other property of the Company9 that is in Executive’s possession or control;

15.3.Provide a signed statement that Executive has complied fully with Executive’s obligations under this Section 15, and further stating that Executive understands and will continue to comply with Executive’s post-employment obligations in this Agreement. FELLC may request, and Executive shall provide, reasonable evidence of Executive’s compliance with these provisions.

16.Suspension: For the purpose of carrying out an investigation in relation to any acts or defaults (or alleged or suspected acts or defaults) of Executive, FELLC may at any time, at its sole discretion, suspend Executive from employment hereunder, but without prejudice to Executive’s right to receive full remuneration hereunder. FELLC may require Executive not to enter any of the Company’s premises and/or may vary or remove Executive’s work duties during such period of suspension. Executive and FELLC agree that time would be of the essence under such circumstances, and FELLC agrees to use reasonable endeavors to expedite such investigation.

17.Ongoing Assistance: Subject to Executive’s reasonable availability on reasonable notice, Executive shall assist the Company in any internal investigations or administrative, regulatory, judicial or quasi-judicial proceedings. Executive acknowledges that this could involve, but is not limited to, responding or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements, and/or giving evidence in person on behalf of the Company. FELLC shall reimburse any reasonable out-of-pocket expenses incurred by Executive in connection with fulfilling this obligation.

18.Compliance With IRC Section 409A: The provisions of this Section will apply notwithstanding any provision to the contrary in this Agreement. In the event of any inconsistency between a provision in this Section and another provision in this Agreement, the provision in this Section will be the controlling provision:

18.1.To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code (“Section 409A”). This Agreement shall be construed in a manner to give effect to such intention. Notwithstanding the foregoing, FELLC does not guarantee to Executive any specific tax consequences relating to entitlement to or receipt of payments or benefits pursuant to this

9 Including, without limitation, any company car provided by FELLC to Executive.

Agreement. Executive shall be solely responsible for payment of any taxes or penalties in connection with this Agreement.

18.2.If at the time of Executive’s separation from service (within the meaning of Section 409A),
(a) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selection by FELLC from time to time) and (b) FELLC makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid adverse tax consequences under Section 409A, then FELLC shall not pay such amount on the otherwise scheduled payment date, but shall instead pay it, without interest, on the first business day of the seventh month after such six-month period.

18.3.No payment or benefit that is deferred compensation for purposes of Section 409A and that is due upon Executive’s termination of employment will be paid or provided unless such termination is also a separation from service (within the meaning of Section 409A). Each payment and benefit to be made or provided to Executive pursuant to this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A. Whenever a payment period is specified with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of FELLC.

19.Governing Law; Dispute Resolution: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia excluding that body of law known as conflicts of law. To give effect to this provision, the parties expressly and irrevocably consent to personal jurisdiction and exclusive venue in Virginia state and federal courts.

20.Notices: Any notice or other communication required, permitted or desirable hereunder shall be hand delivered (including, without limitation, delivery by a commercial courier service) or sent by United States registered or certified mail, postage prepaid, by facsimile or electronic mail addressed as follows:

If to FELLC:
Ferguson Enterprises, LLC
Attention: Chief Human Resources Officer 751 Lakefront Commons
Newport News, Virginia 23606

If to Executive:

Andy Paisley
[ ]

Or such other addresses as shall be furnished in writing by the parties. Any such notice of communication shall be deemed to have been given as of the date so delivered in person or three business days after so mailed.

21.Successors and Assigns: FELLC may assign its rights under this Agreement to any successor to its business (by merger, acquisition of substantially all of FELLC’s assets, or otherwise).

Executive may not assign Executive’s rights or delegate Executive’s duties under this Agreement without the prior written consent of FELLC. Executive also understands and agrees that this Agreement shall be binding upon and inure to the benefit of Executive’s heirs and executors or administrators.

22.Entire Agreement; Amendments: This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and all other written or oral agreements are void. This Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

23.Severability: If any provision of this Agreement, or the applications thereof under certain circumstances, is held to be invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such provision under other circumstances, shall not be affected thereby.

24.Protected Rights Exclusion: Notwithstanding any contrary provision, this Agreement shall not, in any way, restrict or impede Executive from: (a) exercising their protected rights (including, without limitation, under applicable SEC or other governmental rules and regulations), to the extent that such rights cannot be waived by agreement; or (b) complying with any applicable law, regulation, rule, or valid order of a court of competent jurisdiction or an authorized government agency.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

FERGUSON ENTERPRISES, LLC:

By:	/s/ Sammie Long
Sammie Long
Chief Human Resources Officer

EXECUTIVE:

By:	/s/ Andy Paisley
Andy Paisley

AMENDED ON:

September 1, 2023